As Filed Pursuant to Rule 424(b)(3)
                                             Registration No.: 333-82399
Prospectus Supplement
(To Prospectus Dated July 28, 1999)

                                  $350,000,000

                             CONEXANT SYSTEMS, INC.
              4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2006
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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         This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                              PRINCIPAL
                                              AMOUNT OF
                                                NOTES                         SHARES OF     SHARES OF
                                             BENEFICIALLY                       COMMON      COMMON
                                              OWNED AND       PERCENTAGE      STOCK OWNED    STOCK
                                               OFFERED         OF NOTES      PRIOR TO THE   OFFERED
NAME                                          HEREBY (1)    OUTSTANDING (2)    OFFERING      HEREBY
------------------------------------------  --------------  ---------------  ------------  -----------
Lipper Convertibles, L.P..................   $  2,675,000         2.8%            115,810      115,810

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     (1) We believe any excess of the total amount of registered sales by Selling Securityholders is the result of sales by Selling Securityholders who previously registered their shares in unregistered offers and the subsequent registration by the purchaser thereof.

     (2) Based on approximately $94.8 million principal amount of the notes outstanding as of the date hereof.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes being offered hereby or otherwise held by the selling securityholder are convertible. The number of shares of common stock offered hereby is based on a conversion price of $23.098 per share of common stock (adjusted to reflect the 2-for-1 split of the common stock in the form of a stock dividend effected on October 29, 1999) and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this prospectus supplement is January 31, 2001